Exhibit 99.1

Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE June 18, 2015

Deltic Timber Corporation Expands Board of Directors

and Elects New Board Members

EL DORADO, AR — Deltic Timber Corporation (NYSE-DEL) announced today the expansion of its Board of Directors and the election of two new members to fill the additional positions, effective June 18, 2015.

Bert H. Jones is the owner and president of Mid-States Wood Preservers, LLC of Simsboro, Louisiana. Jones established this company, which manufacturers preserved (treated) wood products in 1979. Mid-States Wood Preservers specializes in preserving structural lumber and timbers, while also operating a planing mill. He is a member of the Southern Pine Inspection Bureau Board of Governors, and presently serves as Vice Chairman. Jones is also former Chairman of the Board of the Treated Wood Council.

“Bert Jones’ many years of experience in running a wood products business will be a great benefit. It will provide an extended perspective of the industry to the Board, as it establishes the strategic direction needed for the Company’s future growth. Bert is well known in conservation efforts throughout his home state of Louisiana, and his experience in this field will be an added benefit in Deltic’s already thoughtful approach to managing its resource base. In addition, Bert’s proven team leadership ability, evidenced by his years as a successful quarterback in the National Football League, will serve Deltic well, and we are proud to welcome him to our Board,” said Robert C. Nolan, Chairman of the Board of Directors.

Jones earned a BS in Business Administration in 1974 from Louisiana State University. He was designated as a Class III director and appointed to the Board’s Executive Compensation Committee.

Lenore M. Sullivan is the Managing Director of Texas Women Ventures Capital Management. She began her career as a financial analyst with Morgan Stanley & Co., Inc.; was a partner in what is now Crow Holdings; the Corporate Vice President - Finance and Treasurer for the Wyndham Hotel Company; President and co-owner of Stonegate Advisors, Inc. (previously L.M. Sullivan & Co.); a vice president for Hunt Private Equity Group, Inc.; a lecturer and Associate Director at the University of Texas at Austin McCombs School of Business; and a partner in Perella Weinberg Partners prior to assuming her current position. She also currently serves on the Board of Directors of HFF, Inc., where she is the chair of the Compensation Committee and a member of the Governance and Nominating Committee. Sullivan previously served on the Board of Directors of Parkway Properties, Inc., serving as chair of the Governance and Nominating Committee and a member of the Audit and Compensation Committees.

Nolan said, “Lenore Sullivan is an excellent choice to serve on Deltic’s Board of Directors. Her vast experience across many businesses, while serving in critical financial roles, will bring different perspectives to the Company. Her capital markets perspective aligns with Deltic’s strategy of maximizing net asset value per share for its shareholders. In addition to her considerable exposure to private and public equity ventures, she has had a distinguished career in Academics as a Lecturer at the University of Texas, Austin, McCombs School of Business.”

Sullivan earned an AB from Smith College in 1979 and a MBA from the Harvard University Graduate School of Business in 1983. She was designated as a Class II director and appointed to the Board’s Audit Committee.

About Deltic

Deltic Timber Corporation is a natural resources company focused on the efficient and environmentally responsible management of its land holdings. The Company owns approximately 530,000 acres of timberland, operates two sawmills and a medium density fiber-board plant, and is engaged in real estate development. Headquartered in El Dorado, Arkansas, the Company’s operations are located primarily in Arkansas and north Louisiana.

CONTACT:	Kenneth D. Mann
Vice President of Finance and Administration and CFO
(870) 881-6432